Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Ayala Pharmaceuticals, Inc. and in the related Prospectus of our report dated March 30, 2022 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), with respect to the consolidated financial statements of Ayala Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

Tel-Aviv, Israel

March 30, 2023

/s/ Kost, Forer, Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of EY Global